Exhibit 99.1

Whitestone REIT Completes Acquisition of BLVD Place in Affluent Uptown
Submarket of Houston Expanding its E-Commerce Resistant Portfolio in One
of the Fastest Growing Markets in the US.

Houston, Texas, May 30, 2017 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today announced the completion of the acquisition of BLVD Place a 216,944-urban mixed use center in the Galleria/Uptown area of Houston, Texas, a true “live-work-shop-play” destination of international renown. BLVD Place is Whitestone’s 28th property in its Houston region.

BLVD Place is 99.2% occupied and anchored by a diverse mix of credit tenants such as Whole Foods Market, Frost Bank, and Verizon that serve as destination drivers for the center, drawing a steady stream of visitors that engage in a wide variety of commerce on the site. Included in the purchase of BLVD Place is approximately 1.4 acres of developable land that will give Whitestone the ability to build an estimated 137,000 square feet of additional leasable space.  The Company currently intends to develop a six-story, mixed-use building on the developable land at BLVD Place which, based on current plans, is expected to include 46,000 square feet of retail space on the first two floors and 91,000 square feet of office space on the top four floors.

BLVD Place is centrally located in the heart of Uptown Houston (“Uptown”), which is home to more than 2,000 companies and one of the largest business districts in the United States, ranking 15th nationally, and comparable to the CBD’s of Pittsburgh and Denver. Uptown has impressive density with an estimated 500,000 residents living in a five-mile radius, estimated to grow by 7.6% to 537,000 by 2022, with an average household income within the five-mile radius of $124,000.

Houston is a dynamic and diversified metro area, adding more jobs over the past 15 years than any other U.S. metro. Located just 6 miles from BLVD Place is the Texas Medical Center, the largest life sciences destination in the world, with over 56 member institutions (including 21 hospitals). Houston is home to 26 Fortune 500 and 55 Fortune 1000 companies, ranking it third in the nation.

About BLVD Place Tenants

Whole Foods Market - the world’s leading natural and organic supermarket and America’s first national certified grocer. www.wholefoodsmarket.com

Frost Bank - founded in 1868, in Texas, it has $30 Billion in assets and BLVD place is the Houston headquarters. www.frostbank.com

True Foods Kitchen and North Italia - founded by Sam Fox, Fox Restaurant concepts are one of the fastest growing hospitality companies in the country. True Food Kitchen was developed with Dr. Andrew Weil and North Italia is a modern take on traditional Italian cooking. www.foxrc.com

Regus Workspaces - the global leader in providing modern, flexible workspace with 2600 locations in 106 countries. www.regus.com

Newmark Grubb Knight Frank - one of the world’s leading commercial real estate advisory firms. www.ngkf.com

Other tenants include Pinkberry, Elaine Turner Design, The Eye Gallery, Laura Rathe Fine Art, Peska, Soza Sushi, The Boardroom Salon, Posh, Façade, Inc., Rise Soufflé, Sakowitz Furs, Paloma, Luxington Boutique, and Vintage Capital Management.

About The BLVD Development

BLVD Place was developed and owned by a partnership between Houston-based Wulfe & Co. and Bailard, Inc. of San Francisco. The mixed-use development took place in several phases over the past 13 years. Wulfe & Co. is a leading full service real estate firm specializing in retail development, management, and leasing. Bailard, Inc. is a highly-regarded wealth management firm founded in 1969 and currently managing over $3.5 Billion in assets for a variety of individual and institutional investors, both domestic and international. BLVD Place was conceptualized nearly 15 years ago by Ed Wulfe, Chairman & CEO, and Bob Sellingsloh, President, who together envisioned a dynamic mixed-use development on prestigious Post Oak Boulevard featuring shopping, dining and office uses adjacent to high-rise residences. The Wulfe-Bailard entity was represented in the sale of BLVD Place by Rusty Tamlyn, Matt Kafka, and Trent Agnew of HFF in Houston. HFF, with 23 offices nationwide, is a leading provider of commercial real estate and capital markets services to the global commercial real estate industry including debt placement, investment sales, equity placement, advisory services, loan sales and commercial loan servicing.

The project, designed by Jose Palacios with AECOM and SOM in Los Angeles, makes an elegant and architecturally powerful statement.  The development emphasizes a walkable environment that connects exciting and unique restaurants, shopping and office space featuring floor to ceiling glass, with a floor plan allowing for large corporate and boutique office users.  In addition, the unique design allows the retail and office space to conceal over 1,250 parking spaces from public view.
Whitestone REIT’s Chairman and CEO, James C. Mastandrea commented, “Ed Wulfe, one of the premier developers in the country, created and developed an award-winning and premier property in the heart of a dynamic upscale marketplace with superb demographics and demand drivers. With the additional upside of the remaining developable land, BLVD place will continue to epitomize the best-in-class mixed use lifestyle center offering the ultimate urban experience.” Mr. Mastandrea concluded, “The property fits perfectly with Whitestone REIT’s E-commerce resistant Community Centered business model and our track record of, and commitment to, driving shareholder value.”

About Whitestone REIT

Whitestone is a community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality “E-commerce resistant” neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provides daily necessities, needed services and entertainment to the respective communities which are not readily available online. Visit www.whitestonereit.com for additional information.

Contact Whitestone REIT:
David K. Holeman
Chief Financial Officer
Investor Relations (713) 435-2219